January 28, 2011

Securities and Exchange Commision

100 F Street, N.E.

Washington, DC  20549

Re: San West, Inc.

To Whom It May Concern:

We have read Item 4.02(b), on Form 8-K/A of San West, Inc. dated January 28, 2011 and are in agreement with the statements therein with respect to our firm.  We have no basis to agree or disagree with other statements of the registrant contained in the aforementioned Form 8-K.

We hereby consent to the filing of the letter as an exhibit to the foregoing report on Form 8-K.

Yours very truly.

L.L. Bradford & Company

702-735-5030 -8880 West Sunset Road, Third Floor, Las Vegas NV 89148 -www.llbradford.com